Exhibit 3.1

AMENDMENT TO BYLAWS

SOUTHWEST GAS HOLDINGS, INC.

a Delaware corporation

Effective as of October 20, 2023, the Amended and Restated Bylaws (the “Bylaws”) of Southwest Gas Holdings, Inc. (the “Corporation”) are hereby amended as follows:

1. by adding, at the end of Section 3.3(a) of the Bylaws, the following sentence:

“Notwithstanding anything to the contrary in these Bylaws, with respect to the Corporation’s 2024 annual meeting, notice by the stockholder under this Section 3.3(a), to be timely, must be delivered to the Secretary as provided in the foregoing provisions of this Section 3.3(a) not later than the close of business on December 22, 2023 or such later date (if any) as the Board of Directors on or prior to December 22, 2023 may determine.”

2. by adding, at the end of the first paragraph of Section 2.10(b) of the Bylaws, the following sentence:

“Notwithstanding anything to the contrary in these Bylaws, with respect to the Corporation’s 2024 annual meeting, notice by the stockholder under this Section 2.10(b), to be timely, must be delivered to the Secretary as provided in the foregoing provisions of this Section 2.10(b) not later than the close of business on December 22, 2023 or such later date (if any) as the Board of Directors on or prior to December 22, 2023 may determine.”